Exhibit 4.21

Dated: 5th August, 2009

EMPORIKI BANK OF GREECE S.A.
(as lender)

- and -

JAPAN I SHIPPING COMPANY LIMITED
(as borrower)

- and -

TOP SHIPS INC
(as corporate guarantor)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement No. 185 dated 5th March, 2008 for a loan facility of up to US$50,000,000

THIS AGREEMENT is made this 5th day of August, 2009 made BETWEEN:

(1)
EMPORIKI BANK OF GREECE S.A., a Greek banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 11, Sofokleous Street, Athens, Greece, acting for the purposes of this Agreement through its office at 114 Kolokotroni Street, Piraeus, Greece and includes its successors in title, as lender (the "Bank"); and

(2)
JAPAN I SHIPPING COMPANY LIMITED, a company incorporated in the Republic of Liberia and having its registered office at 80, Broad Street, Monrovia, Liberia and includes its successors in title, as borrower (hereinafter called the "Borrower"); and

(3)
TOP SHIPS INC., a company duly incorporated under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960, a company listed in the Nasdaq, as Guarantor (hereinafter called the "Corporate Guarantor", which expression shall include its successors);

IS SUPPLEMENTAL to a Loan Agreement dated 5th March, 2008 made between (1) the Bank and (2) the Borrower (the "Principal Agreement"), on the terms and conditions of which the Bank agreed to advance and has advanced to the Borrower a secured floating interest rate term loan facility in the amount of fifty million ($50,000,000) (the "Loan") for the purpose therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the "Loan Agreement").

WHEREAS:

(A)
The Borrower and the Corporate Guarantor hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Borrower the full amount of the Loan and (b) as the date hereof the principal amount of $43,325,000 (US Dollars Forty three million three hundred twenty five thousand) remains outstanding.

(B)
Pursuant to a Guarantee dated Stn March, 2008 (the "Corporate Guarantee") the Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

(C)
The Borrower and the other Security Parties have requested the Bank to provide a waiver to the covenants of the Borrower under Clause 8.3 (a) and 8.6 (c) for the period starting from March 31st 2009 until the 31st March, 2010;

and the Bank has agreed so to do against:

(a)	an increase in loan margin to two and a half per cent (2.5%) per annum for the whole Waiver Period (as hereinafter defined); and

(b)	an increase in loan margin to one and three quarters per centum (1.75%) per annum thereafter and until the end of the Security Period,

conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Preamble and Recitals hereto) shall have the same meanings when used in this Agreement.

"Waiver Period" means a period starting on the 31st March, 2009 and terminating on the 31st March, 2010;

"Effective Date" means the 31st March, 2009;

"Loan Agreement" means the Principal Agreement as hereby amended as the same may from time to time be further amended and/or supplemented;

"Mortgage Addendum" means the addendum to the first preferred Liberian Naval mortgage registered over the Vessel in favour of the Bank, whereby the said first mortgage shall be amended, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

1.2
In this Agreement the term "Security Documents" shall be construed as to include the Security Documents as defined in the Principal Agreement as amended and/or supplemented by this Agreement and the Mortgage Addendum.

1.3
(a) where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.	Representations and Warranties

2.1
Each corporate Security Party hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to "this Agreement" were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above, the Borrower and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:

(a)
each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement and the Mortgage Addendum and has complied with all statutory and other requirements relative to its business;

(b)
all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement and the Mortgage Addendum have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

(c)
this Agreement constitutes and the Mortgage Addendum on the execution thereof will constitute, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with their respective terms;

(d)
the execution and delivery of, and the performance of the provisions of this Agreement and the Mortgage Addendum do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

(e)
no action, suit or proceeding is pending or threatened against any of the Borrower and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of such Borrower or such Security Party;

(f)
none of the Borrower and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

3.	Conditions

3.1
The agreement of the Bank contained in Clause 4 shall be expressly subject to the fulfilment of the conditions set out in Clause 7 of the Principal Agreement and further subject to the condition that the Bank shall have received on or before the date hereof in form and substance satisfactory to the Bank and its legal advisers:

(a)
a recent certificate of incumbency of the Borrower and the Corporate Guarantor signed by the secretary or a director thereof, stating the officers and the directors and the shareholders of each of them;

(b)
certified and duly legalised copies of resolutions passed at a meeting of the Board of Directors and Shareholders of the Borrower evidencing approval of this Agreement and the Mortgage Addendum to which it is a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

(c)the original of any power(s) of attorney issued in favour of any person executing this Agreement or the Mortgage Addendum to which it is a party on behalf of the Borrower;

(d)	the Mortgage Addendum duly executed by the respective parties thereto;

(e)
evidence that the Vessel is classed with a classification society member of IACS to be specifically approved by the Bank, and remains free from outstanding or overdue recommendations, notations or conditions of class; such certificate to be dated no more than three (3) business days prior to the date hereof; and

(f)	payment of any and all fees payable by the Borrower in accordance with Clause 8 hereof.

4.	Agreement of the Bank

The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agrees with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 3, to consent to the amendment of the Loan Agreement as set out in Clause 5 hereof.

5.	Variations to the Loan Agreement

The Borrower hereby agree with the Bank, subject to the Bank's consent and further subject to and upon the terms and conditions contained in this Agreement, that the provisions of the Principal Agreement shall be and are hereby agreed to be varied and/or amended and/or supplemented as follows:

5.1	As from the Effective Date, the following new definitions, shall be added to Clause 1.2 of the Principal Agreement reading as follows:

"Waiver Period" means a period starting on the 31st March, 2009 and terminating on the 31st March, 2010;

"First Mortgage Addendum" means in respect of the Mortgage, a first addendum thereto executed or to be executed by the Borrower in favour of the Bank in such form as the Bank may approve or require and, in the plural, means both of them;"

5.2	With effect as from the Effective Date, the following definitions set out in Clause 1.2 of the Principal Agreement shall be deleted and shall be replaced as follows:

"Margin" means:

(a) in respect of the period from the 31st March 2009 until the 31st March 2010, two and a half per cent (2.5%) per annum and (b) thereafter and until the end of the Security Period, one and three quarters per centum (1.75%) per annum ;

"Mortgage" means the first preferred Liberian mortgage of the Vessel executed by the Borrower in favour of the Bank as amended by the First Mortgage Addendum;"

5.3	With effect from the Effective Date the following shall be added at the end of respective para (a) of Clause 8.3 and para (c) of Clause 8.6 of the Principal Agreement:

"Provided however that subject to no Default then existing this covenant shall not be applicable to the Borrower throughout the Waiver Period"

5.4
With effect from the Effective Date, the definition "Security Documents" shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Bank under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents;

5.5
With effect from the Effective Date hereof, the definition and all references in the Principal Agreement and in the Security Documents to the "Mortgage" as references to the Mortgage as amended and supplemented by the Mortgage Addendum.

5.6.
With effect from the Effective Date hereof, the definition and all references in the Principal Agreement and in the Security Documents to "this Agreement", "hereunder" and the like and in the Security Documents to the "Loan Agreement" shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.

6.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable and each of the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is party.

7.	Reconfirmation of the Corporate Guarantee

Notwithstanding the variation to the Loan Agreement contained herein the Corporate Guarantee granted by the Corporate Guarantor (which such Guarantor hereby reconfirms in all respects) shall remain in full force and effect as guarantee and/or security of the obligations of the Borrower under the Principal Agreement, this Agreement and the Security Documents (as hereby amended), and in respect of all outstanding balance of the Loan and other sums due to the Bank under the Loan Agreement and the Security Documents.

7.	ENTIRE AGREEMENT AND AMENDMENT; EFFECT ON PRINCIPAL AGREEMENT-WAIVERS

7.1
The Principal Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

7.2
Except to the extent that the Principal Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.3
No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

8.	Fees and Expenses

(a)
The Borrower and the Corporate Guarantor, jointly and severally, agree to pay to the Bank all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

(c)
The Borrower and the Corporate Guarantor, jointly and severally, covenant and agree to pay and discharge any and all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9.	NOTICES

The provisions of clause 15.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein save that notices or demands hereunder as regards the Borrower and the Corporate Guarantor should be sent to such address or facsimile number as the Borrower and the Corporate Guarantor have advised in writing to the Bank on the date of the Principal Agreement.

10.	APPLICABLE LAW AND JURISDICTION AND MISCELLANEOUS

This provisions of Clause 16.3 (Process Agent) and of Clause 16.1 (Law and Jurisdiction) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

THE BORROWER

SIGNED by Mr. Andreas Louka for and on behalf of JAPAN I SHIPPING COMPANY LIMITED		) ) ) )	/s/ Andreas Louka
of Liberia, in the presence of:		)	Attorney-in-Fact
/s/ Efstratios Kalantzis
Witness: Name: Address: Occupation:	Efstratios Kalantzis 13, Defteras Merarchias Street Piraeus, Greece Occupation: Attorney-at-law

THE GUARANTOR

EXECUTED as a DEED for and on behalf of TOP SHIPS INC., of The Marshall Islands by Mr. Andreas Louka its duly authorised Attorney-in-fact		) ) ) ) ) )	/s/ Andreas Louka
in the presence of:		)	Attorney-in-Fact
/s/ Efstratios Kalantzis
Witness: Name: Address: Occupation:	Efstratios Kalantzis Defteras Merarchias Street 13, Piraeus, Greece Attorney-at-law

THE BANK

SIGNED by Mrs. Christina Margelou and		) )	/s/ Christina Margelou
Mrs. Maria Antoniou for and on behalf of EMPORIKI BANK OF GREECE S.A.		) ) )	Attorney-in-Fact /s/ Maria Antoniou
in the presence of:		)	Attorney-in-Fact
/s/ Efstratios Kalantzis
Witness: Name: Address: Occupation:	Efstratios Kalantzis 13 Defteras Merarchias Street 185 35 Piraeus, Greece Attorney-at-law